Exhibit 10.29

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of this 30 day of March, 2007, is entered into by and among Tornier B.V., a private company with limited liability organized under the laws of the Netherlands, with corporate seat in Amsterdam (the “Company”), and DVO — Extremity Solutions, LLC, an Indiana limited liability company (“Stockholder”).

WHEREAS, DVO Acquisition, Inc., a Delaware corporation, and indirect wholly owned subsidiary of the Company (“Buyer”), purchased substantially all the assets of Stockholder pursuant to that certain Asset Purchase Agreement, dated as of March 5, 2007, by and among the Company, Buyer and Stockholder (the “APA”);

WHEREAS, pursuant to the APA, Stockholder has the option, which it now desires to exercise, to purchase “Initial Common Shares” (as defined in the APA), and Stockholder has the opportunity and may desire to purchase, at its option and pursuant to the terms of the APA, “Subsequent Common Shares” (as defined in the APA) at certain future dates (the Initial Common Shares together with the Subsequent Common Shares, the “Stock”);

WHEREAS, pursuant to the APA, it is a condition to the Company’s obligation to issue the Initial Common Shares and the Subsequent Common Shares that Stockholder enter into and be bound by the terms and conditions of this Agreement; and

WHEREAS, Stockholder desires to enter into and be bound by the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.             Joinder to Securityholders Agreement.  Stockholder agrees to observe and to be bound by all the terms and conditions of that certain Securityholders Agreement, dated as of July 18, 2006, by and among the Investors (as defined therein) and the Company (the “Securityholders Agreement”) with the intent and effect that Stockholder shall (with effect from the date on which the Initial Common Shares was issued to Stockholder) be deemed to be a party to the Securityholders Agreement, with the benefit of, but subject to, all the terms and conditions thereof (except that Stockholder shall be permitted to Transfer any Securities to one or more members of Stockholder who is a member of Stockholder on the Closing Date (as defined in the APA), provided (a) such transfer is a distribution in accordance with the operating agreement, as amended, of Stockholder, (b) such transfers are made in accordance with the terms and conditions of the Securityholders Agreement, (c) such members agree in writing to be bound by the terms of this Agreement, and (d) any such members execute an adherence agreement, the form of which is attached to the Securityholders Agreement, making them party to the Securityholders Agreement).  Stockholder further agrees and acknowledges that it will be deemed to be a “Co-Investor” and the Stock shall be deemed to be “Securities” for the purposes of the Securityholders Agreement.  For the purpose of delivery of notices under the Securityholders Agreement and for service of process, the address of Stockholder is set forth on Schedule A to this Agreement.  Except as expressly modified by this Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Securityholders Agreement shall remain in full force and effect in accordance with its terms.

2.             “Market Stand-off”.  Stockholder agrees, if requested by the Company and an underwriter of equity securities of the Company, not to lend, offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Stock, during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, or the securities laws of any non-U.S. jurisdiction. If requested by the underwriters, Stockholder shall execute a separate agreement to the foregoing effect.  The Company may impose stop-transfer instructions with respect to the Stock subject to the foregoing restrictions until the end of said 180-day period.  The provisions of this Section 2 shall be binding upon any transferee who acquires any of the Stock and concurrently with any transfer of Stock, the transferee shall agree in writing to be bound by the terms and conditions of this Section 2.

3.             Governing Law and Jurisdiction.  Except for Section 2, which shall be governed by the laws of the State of New York, this Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the Netherlands, without giving effect to the choice of law principles thereof.

4.             Certain Defined Terms.  Capitalized terms used in this Agreement but not defined in this Agreement shall have the meaning ascribed to them in the Securityholders Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first above written.

TORNIER B.V.

By:	/s/Douglas W. Kohrs
Name:	Douglas W. Kohrs
Title:	Chief Executive Officer

DVO – EXTREMITY SOLUTIONS, LLC

By:	/s/Rod Mayer
Name:	Rod Mayer
Title:	President and Chief Executive Officer

[signature page to DVO Joinder Agreement]

Schedule A

Stockholder Addresses

DVO – Extremity Solutions, LLC

720 East Winona Avenue

Warsaw, IN  46580

Fax:  574-268-0861

Attn:  Chief Executive Officer